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                                                                   EXHIBIT 23(D)

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in the Proxy Statement/Prospectus constituting part of this Registration Statement on Form S-4 of Shawmut National Corporation of our report which includes an explanatory paragraph regarding Northeast Federal Corp.'s change in its method of accounting for income taxes, dated January 18, 1993, on our audits of the consolidated financial statements of Northeast Federal Corp. as of December 31, 1992 and for the nine months ended December 31, 1992 and the year ended March 31, 1992, included in Northeast Federal Corp.'s Annual Report on Form 10-K for the year ended December 31, 1993 which is incorporated by reference into this Proxy Statement/Prospectus. We also consent to the reference to our firm under the caption "Experts."

/s/ COOPERS & LYBRAND L.L.P.

Hartford, Connecticut
February 6, 1995